As filed with the Securities and Exchange Commission on October 15, 2010

Registration No. 333-169310

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-3

ON FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Stanley Furniture Company, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	2511	54-1272589
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

1641 Fairystone Park Highway

Stanleytown, Virginia 24168

(276) 627-2000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Glenn Prillaman

Stanley Furniture Company, Inc.

1641 Fairystone Park Highway

Stanleytown, Virginia 24168

(276) 627-2000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

David W. Robertson

McGuireWoods LLP

One James Center

901 East Cary Street

Richmond, Virginia 23219

(804) 775-1031

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.02 per share	[ ]	[ ]	$12,000,000 (2)	$ 855.60
Rights to purchase Common Stock	(3)	N/A	N/A	$0 (4)

(1)	This registration statement relates to (a) the subscription rights to purchase our common stock, par value $0.02 per share and (b) shares of our common stock deliverable upon the exercise of the subscription rights.
(2)	Represents the gross proceeds from the sale of shares of our common stock assuming the exercise of all transferable subscription rights to be distributed and additional over-subscriptions up to the maximum amount contemplated in this registration statement.
(3)	Evidencing the rights to subscribe for [ ] shares of common stock, par value $0.02 per share.
(4)	Previously paid.
(5)	The rights are being issued for no consideration. Pursuant to Rule 457(g) under the Securities Act of 1933, as amended, no separate registration fee is payable.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 15, 2010

PROSPECTUS

STANLEY FURNITURE COMPANY, INC.

Up to [            ] Shares of Common Stock Issuable Upon Exercise of Rights to Subscribe for Such Shares at $[            ] per Share

We are distributing, at no charge, to holders of our common stock transferable subscription rights to purchase up to [            ] shares of our common stock. We refer to this offering as the “rights offering.” In this rights offering, you will receive one subscription right for every one share of common stock owned at 5:00 p.m., New York time, on [                    ], 2010, the record date.

Each whole subscription right will entitle you to purchase [            ] shares of our common stock at a subscription price of $[            ] per share, which we refer to as the “basic subscription privilege.” The per share subscription price was determined by our board of directors. We will not issue fractional shares of common stock in the rights offering, and holders will only be entitled to purchase a whole number of shares of common stock, rounded down to the nearest whole number a holder would otherwise be entitled to purchase.

If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you will be entitled to exercise an “over-subscription privilege” to purchase a portion of the unsubscribed shares of our common stock at the same subscription price of [            ] per share, subject to proration and subject, further, to reduction by us under certain circumstances. Additionally, if there are not enough shares to honor all over-subscription requests, we may, at our discretion, issue up to an additional [            ] shares, which we refer to as the “over-allotment shares,” to honor over-subscription requests. To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares and, if applicable, over-allotment shares available to you, any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable. If all of the rights are exercised, assuming no over-allotment shares are issued, the total purchase price of the shares purchased in the rights offering would be $10.0 million. If the rights offering is over-subscribed and we issue all of the over-allotment shares, the total purchase price of the shares purchased in the rights offering would be $12.0 million.

We are not entering into any standby purchase agreement or similar agreement with respect to the purchase of any shares of our common stock not subscribed for through the basic subscription privilege or the over-subscription privilege. Therefore, there is no certainty that any shares will be purchased pursuant to the rights offering and there is no minimum purchase requirement as a condition to accepting subscriptions.

The subscription rights will expire and will be void and worthless if they are not exercised by 5:00 p.m., New York time, on [            ], 2010, unless we extend the rights offering period. However, our board of directors reserves the right to cancel the rights offering at any time, for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly.

The subscription rights are transferable, and we have applied for listing of such rights on the Nasdaq Global Select Market under the symbol [            ]; however, we cannot assure you that a market for the rights will develop. Shares of our common stock are, and we expect that the shares of common stock to be issued in the rights offering will be, traded on the Nasdaq Global Select Market under the symbol “STLY.” The last reported sales price of our common stock on the Nasdaq Global Select Market on [            ] was $[            ]. We urge you to obtain a current market price for the shares of our common stock before making any determination with respect to the exercise of your rights.

You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights.

This is not an underwritten offering. The shares of common stock are being offered directly by us without the services of an underwriter or selling agent.

Exercising the rights and investing in our common stock involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 7 of this prospectus, the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended July 3, 2010 and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

	Per Share	Aggregate
Subscription Price	$		$10,000,000	(1)
Estimated Expenses	$	$
Net Proceeds to Us	$	$

(1)	Assumes the rights offering is fully subscribed, but no over-allotment shares are issued.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

As a result of the terms of this offering, stockholders who do not fully exercise their rights will own, upon completion of this offering, a smaller proportional interest in us than otherwise would be the case had they fully exercised their rights. See “Risk Factors — When the rights offering is completed, your ownership interest will be diluted if you do not exercise your subscription rights” in this prospectus for more information.

If you have any questions or need further information about this rights offering, please call Morrow & Co., LLC, our information agent for the rights offering, at (203) 658-9400 for banks and brokers, or (800) 267-0201 for stockholders (toll-free).

The date of this prospectus is [                    ], 2010

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, the terms “we,” “us,” “our,” “Stanley Furniture” and the “Company” refer to Stanley Furniture Company, Inc. and its subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights. Our business, financial condition, results of operations, and prospects may have changed since that date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus and in the documents incorporated by reference are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include our success in transitioning certain Young America products to our domestic manufacturing facilities, our success in transitioning our adult product line to offshore vendors, costs relating to the transitioning of the Stanleytown facility to a warehouse and distribution center, the cyclical nature of the furniture industry, lower sales due to worsening of current economic conditions, business failures or loss of large customers, competition in the furniture industry including competition from lower-cost foreign manufacturers, disruptions in offshore sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, prepayment of our long-term debt in the event we are not able to renegotiate financial covenants that become effective in the third quarter of 2011, the inability to obtain sufficient quantities of quality raw materials in a timely manner, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, environmental, health, and safety compliance costs, extended business interruption at manufacturing facilities and changes in credit market conditions. Any forward-looking statement in this prospectus speaks only as of the date on the front cover of this prospectus, and any forward-looking statement incorporated by reference speaks only as of the date of the document incorporated by reference. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

No assurance can be given that the actual future results will not differ materially from the forward-looking statements that we make for a number of reasons including those described above and in the “Risk Factors” section of this prospectus beginning on page 7 and in our Annual Report on Form 10-K for the year ended December 31, 2009, and in our Quarterly Report on Form 10-Q for the quarter ended July 3, 2010, as well as in any future filings we may make that may be incorporated by reference herein. For information on the documents we are incorporating by reference and how to obtain a copy, please see the “Where You Can Find More Information” section in this prospectus.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our common stock, and our business.

Exercising the rights and investing in our common stock involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 7 of this prospectus, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

What is a rights offering?

A rights offering is a distribution of subscription rights on a pro rata basis to all stockholders of a company. We are distributing to holders of our common stock as of 5:00 p.m., New York time, on [                    ], the “record date,” at no charge, subscription rights to purchase shares of our common stock. You will receive one subscription right for every share of our common stock you owned as of 5:00 p.m., New York time, on the record date. The subscription rights will be evidenced by rights certificates.

What is a right?

Each whole right gives our stockholders the opportunity to purchase [            ] shares of our common stock for $[            ] per share and carries with it a basic subscription privilege and an over-subscription privilege, as described below. We determined the ratio of rights required to purchase one share by dividing $10.0 million by the subscription price of $[            ] to determine the number of shares to be issued in the rights offering and then dividing that number of shares by the number of shares outstanding on the record date.

How many shares may I purchase if I exercise my rights?

Each right entitles you to purchase [            ] shares of our common stock for $[            ] per share. We will not issue fractional shares of common stock in the rights offering, and holders will only be entitled to purchase a whole number of shares of common stock, rounded down to the nearest whole number a holder would otherwise be entitled to purchase. For example, if you owned 100 shares of our common stock on the record date, you would be granted 100 subscription rights and you would have the right to purchase [            ] shares of our common stock ([            ] rounded down to the nearest whole number) for $[            ] per share (or a total payment of $[            ]). You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

If you hold your shares in street name through a broker, bank, or other nominee who uses the services of the Depository Trust Company, or “DTC,” then DTC will issue one subscription right to your nominee for every share of our common stock you own at the record date. The basic subscription right can then be used to purchase [            ] shares of common stock for $[            ] per share. As in the example above, if you owned 100 shares of our common stock on the record date, you have the right to purchase [            ] shares of common stock for $[            ] per share. For more information, see “What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominees?” in this section.

i

Will fractional subscription shares be issued?

No. We will not issue fractional shares of common stock in the rights offering, and holders will only be entitled to purchase a whole number of shares of common stock, rounded down to the nearest whole number a holder would otherwise be entitled to purchase.

What is the basic subscription privilege?

The basic subscription privilege of each subscription right entitles you to purchase [            ] shares of our common stock at the subscription price of $[            ] per share.

What is the over-subscription privilege?

If you purchase all of the shares of common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase any portion of our shares of common stock that are not purchased by our other stockholders through the exercise of their respective basic subscription privileges. You should indicate on your rights certificate how many additional shares you would like to purchase pursuant to your over-subscription privilege.

If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of shares of common stock available for sale in the rights offering, we will allocate the available shares of common stock pro rata among each person property exercising the over-subscription privilege in proportion to the number of shares of common stock each person subscribed for under the basic subscription privilege. If this pro rata allocation results in any person receiving a greater number of shares of common stock than the person subscribed for pursuant to the exercise of the over-subscription privilege, then such person will be allocated only that number of shares for which the person over-subscribed, and the remaining shares of common stock will be allocated among all other persons exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated or all over-subscription requests have been satisfied, whichever occurs earlier.

If there are not enough unsubscribed shares to honor all requests pursuant to the over-subscription privilege, we may, in our discretion, issue up to an additional [            ] shares to honor requests under the over-subscription privilege, subject to the same terms and conditions of the rights offering (such additional shares, the “over-allotment shares”). For more information, see the section entitled “The Rights Offering — Over-Subscription and Over-Allotment Privilege.”

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you (i.e., for the maximum number of shares of our common stock available to you, assuming you exercise all of your basic subscription privilege and are allotted the full amount of your over-subscription as elected by you). For more information, see the section entitled “The Rights Offering — Over-Subscription and Over-Allotment Privilege.”

Fractional common shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly.

Am I required to exercise all of the rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your basic subscription privilege in full, the relative percentage of our shares of common stock that you own will decrease, and your voting and other rights will be diluted. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to participate in the over-subscription privilege. For more information, see “How many shares of common stock will be outstanding after the rights offering?” in this section.

Will our officers, directors and significant stockholders be exercising their subscription rights?

Our officers, directors and greater than 5% beneficial stockholders may participate in this offering at the same subscription price per share as all other purchasers, but none of our officers, directors or greater than 5% beneficial stockholders are obligated to so participate.

Third Avenue Management LLC, which manages various funds and accounts that, in the aggregate, as of the record date, owned approximately [    ]% of our outstanding shares, has indicated that it intends to participate in the rights offering and to subscribe for additional shares pursuant to the over-subscription privilege. However, there is no guarantee or commitment that Third Avenue Management LLC will ultimately decide to exercise any of its rights, including its basic or over-subscription rights.

Albert L. Prillaman, chairman of our board of directors, as of the record dated owned approximately [    ]% of our outstanding shares. Glenn Prillaman, our President and Chief Executive Officer and a member of our board of directors, as of the record date owned approximately [    ]% of our outstanding shares. Both Albert L. Prillaman and Glenn Prillaman have indicated that they intend to participate in the rights offering and to subscribe for additional shares pursuant to the over-subscription privilege. However, there is no guarantee or commitment that either will ultimately decide to exercise any of their rights, including their basic or over-subscription rights.

Has our board of directors made a recommendation to our stockholders regarding the exercise of rights under the rights offering?

No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Stockholders who exercise their subscription rights risk loss on their investment. We cannot assure you that the market price of our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see the section entitled “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Why are we conducting the rights offering?

We are conducting the rights offering to provide for additional liquidity for working capital and general corporate purposes, including to provide funding that may be needed during 2011 to complete our restructuring plan announced in May 2010. A rights offering provides the eligible stockholders the opportunity to participate in a capital raise on a pro rata basis and minimizes the dilution of their ownership interest in our Company. Assuming all the shares of common stock offered are sold, we expect that the gross proceeds from the rights offering will be approximately $10.0 million. If there are not enough unsubscribed shares to honor all requests under the over-subscription privilege, and we issue the maximum of [    ] over-allotment shares to honor requests under the over-subscription privilege, we expect the gross proceeds from the rights offering to be approximately $12.0 million.

How was the subscription price of $[            ] per share determined?

The subscription price was determined by our board of directors. Factors considered by the board of directors included the strategic alternatives to our Company for raising capital, the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices of our common stock, the business prospects of our Company and the general condition of the securities market. We cannot assure you that the market price for our common stock during the rights offering will be equal to or above the subscription price or that a subscribing owner of rights will be able to sell the shares of common stock purchased in the rights offering at a price equal to or greater than the subscription price.

How soon must I act to exercise my rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment prior to the expiration of the rights offering, which is [                    ], 2010, at 5:00 p.m., New York time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your custodian bank, broker, dealer or other nominee may establish a deadline prior to 5:00 p.m. New York time, on [                    ], 2010 by which you must provide it with your instructions to exercise your subscription rights and pay for your shares.

Although we will make reasonable attempts to provide this prospectus to holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., New York time on [                    ], 2010 (unless extended), whether or not we have been able to locate each person entitled to subscription rights. Although we have the option of extending the expiration of the rights offering, we currently do not intend to do so.

May I transfer my rights?

Yes. The subscription rights are transferable during the course of the subscription period. We have applied for listing of the subscription rights on the Nasdaq Global Select Market under the symbol “[            ]” beginning on or about [                    ], 2010, until [        ] p.m., New York time, on [                    ], 2010, the last business day prior to the scheduled expiration date of this rights offering (or if the offer is extended, on the business day immediately prior to the extended expiration date). However, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you with any assurances as to the liquidity of any trading market for the subscription rights or the market value of the subscription rights.

If you hold your shares through a broker, custodian bank or other nominee, you may sell your subscription rights by contacting your broker, custodian bank or other nominee until the close of business on the business day preceding the expiration date of this rights offering. To sell your subscription rights, in addition to any other procedures your broker, custodian bank or other nominee may require, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form” such that it will be received by 4:00 p.m., New York time, on [                    ], 2010, the last business day prior to the expiration date of this rights offering. If you are a record holder of a subscription rights certificate, you may transfer your subscription rights through the subscription agent. To do so, you must deliver your properly executed subscription rights certificate, with appropriate instructions, to the subscription agent. The subscription agent will only facilitate subdivisions, transfers or sales of the rights until 5:00 p.m., New York City time, on [                    ], 2010, three business days prior to the scheduled [                    ], 2010 expiration date of this rights offering. You may also choose to sell your subscription rights through a broker, custodian bank or other nominee. Commissions and applicable taxes or broker fees may apply if you sell your subscription rights. See “The Rights Offering — Transferability of Subscription Rights.”

Are we requiring a minimum subscription to complete the rights offering?

There is no minimum subscription requirement in the rights offering. However, our board of directors reserves the right to cancel the rights offering for any reason, including if our board of directors believes that there is insufficient participation by our stockholders.

Can the board of directors cancel, terminate, amend or extend the rights offering?

Yes. We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. Our board of directors may cancel the rights offering at any time for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. Our board of directors reserves the right to amend or modify the terms of the rights offering at any time, for any reason.

When will I receive my subscription rights certificate?

Promptly after the date of this prospectus, the subscription agent will send a subscription rights certificate to each registered holder of our common stock as of the close of business on the record date, based on our stockholder registry maintained at the transfer agent for our common stock. If you hold your shares of common stock through a brokerage account, bank, or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your broker, bank or nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, bank or other nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate, if you hold your shares of common stock through a brokerage account, bank, or other nominee, to elect to exercise your rights.

What will happen if I choose not to exercise my subscription rights?

If you do not exercise any subscription rights, the number of our shares of common stock you own will not change. Due to the fact that shares may be purchased by other stockholders, your percentage ownership of our Company will be diluted after the completion of the rights offering, unless you exercise your basic subscription privilege. For more information, see “How many shares of common stock will be outstanding after the rights offering?” in this section.

How do I exercise my subscription rights?

If you wish to participate in the rights offering, you must take the following steps:

•	deliver payment to the subscription agent; and

•	deliver your properly completed and signed rights certificate, and any other subscription documents, to the subscription agent.

Please follow the payment and delivery instructions accompanying the rights certificate. Do not deliver documents to Stanley Furniture. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that they are received by the subscription agent by 5:00 p.m., New York time, on [                    ], 2010. We are not responsible for subscription materials sent directly to our offices.

If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.”

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty, following the expiration of the rights offering.

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What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. You will not receive a rights certificate. The record holder must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase.

If you wish to purchase shares of our common stock through the rights offering, please promptly contact your broker, dealer, custodian bank or other nominee as record holder of your shares. We will ask your record holder to notify you of the rights offering. However, if you are not contacted by your broker, dealer, custodian bank or other nominee, you should promptly initiate contact with that intermediary. Your broker, dealer, custodian bank or other nominee may establish a deadline prior to the 5:00 p.m. New York time on [                    ], which we established as the expiration date of the rights offering.

When will I receive my new shares?

If you purchase shares in the rights offering by submitting a rights certificate and payment, we will mail you a share certificate as soon as practicable after the completion of the rights offering. One share certificate will be generated for each rights certificate processed. Until your share certificate is received, you may not be able to sell the shares of our common stock acquired in the rights offering. If your shares as of the record date were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering, you will not receive share certificates for your new shares. Your custodian bank, broker, dealer or other nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the completion of the rights offering.

After I send in my payment and rights certificate, may I change or cancel my exercise of rights?

No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $[            ] per share.

How many shares of common stock will be outstanding after the rights offering?

As of [                    ], 2010, [            ] of our shares of common stock were issued and outstanding. Assuming no other transactions by us involving shares of our common stock, and no options for shares of our common stock are exercised, prior to the expiration of the rights offering, if the rights offering is fully subscribed through the exercise of the subscription rights, then an additional [            ] of our shares of common stock will be issued and outstanding after the closing of the rights offering, for a total of [            ] shares of common stock outstanding. If there are not enough unsubscribed shares to honor all requests under the over-subscription privilege, and we issue the maximum additional [            ] over-allotment shares to honor requests under the over-subscription privilege, we expect a total of [            ] shares of common stock will be outstanding immediately after completion of the rights offering. As a result of the rights offering, the ownership interests and voting interests of the existing stockholders that do not fully exercise their basic subscription privileges will be diluted.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described in the section entitled “Risk Factors” in this prospectus and the documents incorporated by reference in this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of your shares.

Will the rights be listed on a stock exchange or national market?

The subscription rights are transferable during the course of the subscription period, and we have applied for listing of the subscription rights on the Nasdaq Global Select Market under the symbol “[            ]” beginning on or about [                    ], 2010, until 5:00 p.m., New York time, on [                    ], 2010, the last business day prior to the expiration date of this rights offering (or, if the offer is extended, on the business day immediately prior to the extended expiration date). As a result, you may transfer or sell your subscription rights if you do not want to purchase any shares of our common stock. However, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you with any assurances as to the liquidity of the trading market for the subscription rights or the market value of the rights.

How do I exercise my rights if I live outside the United States?

We will not mail this prospectus or the rights certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent and timely follow other procedures described in the section entitled “The Rights Offering — Foreign Stockholders.”

What fees or charges apply if I purchase the shares of common stock?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your nominee may charge you.

What are the material U.S. federal income tax consequences of exercising my subscription rights?

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a more detailed discussion, see the section entitled “Material U.S. Federal Income Tax Consequences.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment by hand delivery, first class mail or courier service to:

Continental Stock Transfer & Trust Co.

Attn: Reorganization Department

17 Battery Place – 8th Floor

New York, NY 10004

Your payment of the subscription price must be made in United States dollars for the full number of shares of our common stock for which you are subscribing by cashier’s or certified check drawn upon a United States bank payable to the subscription agent at the address set forth above.

You are solely responsible for completing delivery to the subscription agent of your subscription materials. The subscription materials are to be received by the subscription agent on or prior to 5:00 p.m., New York time, on [                    ], 2010. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

If you have any questions about the rights offering or wish to request another copy of a document, please contact Morrow & Co., LLC, the information agent for the rights offering, at (203) 658-9400 for banks and brokers, or (800) 267-0201 for stockholders.

For a more complete description of the rights offering, see “The Rights Offering” beginning on page 17.

SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference therein. This summary is not complete and may not contain all of the information that you should consider before deciding whether or not you should exercise your rights. You should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 7 of this prospectus and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

Stanley Furniture Company, Inc.

We are a leading designer and manufacturer of residential wood furniture exclusively targeted at the premium price range. We offer diversified product lines across all major style and product categories within this price range. This product depth and extensive style selection makes us a complete wood furniture resource for retailers in our price range and allows us to respond more quickly to shifting consumer preferences. We have established a broad distribution network that includes independent furniture stores, department stores, regional furniture chains, e-tailers and designers. We emphasize continuous improvement on an enterprise-wide basis to enable us to continue providing competitive advantages to our customers, such as breadth of selection, quick delivery, reduced inventory investment, high quality and value.

Our product offerings consist of two major product lines. Our adult product line is marketed under the Stanley Furniture brand and offers luxury home furnishings including dining, bedroom, home office, home entertainment, and accent items. Our nursery and youth product line is marketed under the Young America brand. These products offer multiple color selections, our Built to GrowTM concept where furniture grows with the child, and offer Greenguard® and Intertek® child safety certifications.

As announced in May 2010, we are transitioning the manufacturing of our Stanley Furniture product line from our Stanleytown, Virginia facility to strategic off-shore vendors with whom we have existing working relationships. Since transferring any production previously manufactured overseas into our domestic facilities in late 2009, our Young America products are almost exclusively manufactured in our Robbinsville, North Carolina facility, except for certain component SKU’s of nominal revenue and cribs, where production is scheduled to move from the Stanleytown to the Robbinsville facility in the fourth quarter of 2010.

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 1641 Fairystone Park Highway, Stanleytown, Virginia 24168, and our telephone number is (276) 627-2000. Our principal website is www.stanleyfurniture.com. Except for the documents incorporated by reference in this prospectus as described under the heading “Incorporation of Certain Documents by Reference,” the information and other content contained on our website are not incorporated by reference and do not constitute part of this prospectus and should not be relied upon in connection with making any investment in our securities.

Recent Developments

Our third quarter ended October 2, 2010. We currently anticipate our net loss will be in the range of $ [            ] million to $ [            ] million for the third quarter.

In connection with the rights offering, we approached the lenders under our long term debt about revising the financial covenants that become effective in the third quarter of 2011. Based on these discussions, we believe we may not be able to negotiate revisions to these financial covenants. In this event, we will need to use cash on hand, or may seek other financing, to repay these lenders on or before July 1, 2011 and pay yield maintenance amounts required in connection with pre-payment. While we may use a portion of the proceeds of the rights offering as well as cash on hand to repay our existing lenders, we may also pursue alternatives for replacement financing. Based on preliminary discussions with potential asset-based lenders, we believe that we can obtain adequate financing on acceptable terms should we pursue this alternative; however, we have not obtained any binding commitment and we cannot predict the financing terms that will be ultimately available to us.

The above statements comprise forward looking statements within the meaning of Section 27(a) of the Securities Act of 1933 and Section 21(e) of the Securities Exchange Act of 1934. Please refer to the section headed “Special Note Regarding Forward Looking Statements” in this prospectus for further information.

The preliminary financial data included in this prospectus has been prepared by and is the responsibility of Stanley Furniture Company, Inc.’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Summary Financial Information

The following is a summary of selected statement of operations and balance sheet data for each of the periods indicated. The selected financial data presented below for the years ended December 31, 2009, 2008 and 2007 are derived from our audited consolidated financial statements and related notes. The selected consolidated financial data presented below for the six months ended July 3, 2010 are derived from our unaudited consolidated financial statements and related notes.

	Six Months Ended July 3, 2010		Years Ended December 31
			2009		2008		2007
	(In thousands of dollars, except per share amounts)
Net sales	$74,426		$160,451		$226,522		$282,847
Operating income (loss)	(28,971	) (a)	(24,910	) (b)	(3,848	) (c)	732	(d)
Net income (loss)	(30,532	) (a)	(11,751	) (b)	3,736	(c)	5,902	(d)
Total assets	106,885	(a)	150,462		165,871		173,731
Long-term debt, including current maturities	15,000		27,857		29,286		30,714
Total stockholders’ equity	62,823	(a)	92,847	(b)	103,108	(c)	102,851	(d)
Net income (loss) per share, diluted	(2.95	) (a)	(1.14	) (b)	0.36	(c)	0.55	(d)

(a)	Includes $9.1 million (pre-tax and after-tax), or $.88 per diluted share, for goodwill impairment charge and $3.3 pre-tax ($3.2 million after-tax), or $.31 per diluted share, for accelerated depreciation and restructuring charges related to the conversion of a portion of our Stanleytown manufacturing facility to a warehousing and distribution center and the closing of our Martinsville facility.
(b)	Includes $6.1 million pre-tax ($3.7 million after-tax), or $.36 per diluted share, for restructuring and related charges for a warehouse consolidation, elimination of certain positions and a write-down of inventories.
(c)	Includes $7.3 million pre-tax ($5.8 million after-tax), or $.56 per diluted share, for the consolidation of two manufacturing facilities into one.
(d)	Includes $3.6 million pre-tax ($2.4 million after-tax), or $.28 per diluted share, for the conversion of a manufacturing facility to a warehouse operation and $6.6 million pre-tax ($4.5 million after-tax), or $.42 per diluted share for a pension plan termination charge.

The Rights Offering

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information in the section entitled “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Total number of shares of common stock available for primary subscription	[ ]

Total number of shares of common stock available for over-allotment	[ ]

Securities offered	We are distributing to you, at no charge, one transferable subscription right for every share of our common stock that you own as of 5:00 p.m., New York time, on the record date, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks or other nominees on your behalf, as a beneficial owner of such shares.

Basic subscription privilege	The basic subscription privilege of each subscription right will entitle you to purchase [ ] shares of our common stock at a subscription price of $[ ] per share. We will not issue fractional shares of common stock in the rights offering, and holders will only be entitled to purchase a whole number of shares of common stock, rounded down to the nearest whole number a holder would otherwise be entitled to purchase.

Subscription price	$[ ] per share. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering.

Over-subscription privilege	If you purchase all of the shares of common stock available to you pursuant to your basic subscription privilege, you may also choose to subscribe for shares of our common stock that are not purchased by other holders through the exercise of their basic subscription privileges. You may subscribe for shares of our common stock pursuant to your over-subscription privilege, subject to proration of available shares.

If there are not enough unsubscribed shares to honor all requests under the over-subscription privilege, we may, in our discretion, issue up to an additional [            ] over-allotment shares to honor requests under the over-subscription privilege, subject to the same terms and conditions of the rights offering.

Record date	5:00 p.m., New York time, on [ ], 2010.

Expiration date	5:00 p.m., New York time, on [ ], 2010, unless we extend the rights offering period.

Use of proceeds	Although the actual amount will depend on participation in the rights offer, if the rights offering is fully subscribed for we expect the gross proceeds from the rights offering to be approximately $10.0 million. If the rights offering is over-subscribed, and we elect in our sole discretion to issue the over-allotment shares and the maximum of [ ] over-allotment shares are issued, we expect the gross proceeds from the rights offering to be approximately $12 million.

We intend to use the proceeds of the rights offering to provide additional liquidity for working capital and general corporate purposes.

Transferability of rights	The subscription rights are transferable during the course of the subscription period. We have applied for listing of the subscription rights on the Nasdaq Global Select Market under the symbol “[ ]” beginning on or about [ ], 2010, until 5:00 p.m., New York time, on [ ], 2010, the last business day prior to the scheduled expiration date of this rights offering (or if the offer is extended, on the business day immediately prior to the extended expiration date). However, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you with any assurances as to the liquidity of any trading market for the subscription rights or the market value of the subscription rights.

No Board Recommendation	Our board of directors makes no recommendation to you about whether you should exercise any rights. You are urged to make an independent investment decision about whether to exercise your rights based on your own assessment of our business and the rights offering. Please see the section of this prospectus entitled “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

No revocation	Any exercise of subscription rights is irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at a subscription price of $[ ] per share.

Material U.S. federal income tax considerations	For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. You should consult your own tax advisor as to your particular tax consequences resulting from the rights offering. For a detailed discussion, see “Material U.S. Federal Income Tax Considerations.”

Extension, cancellation, and amendment

We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. Our board of directors may cancel the rights offering at any time for any reason. In the event that the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. We also reserve the right to amend or modify the terms of the rights offering.

Procedure for exercising rights	To exercise your subscription rights, you must take the following steps:

•

If you are a registered holder of our shares of common stock, you may deliver payment and a properly completed rights certificate to the subscription agent before 5:00 p.m., New York time, on [                    ], 2010. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, or if you would rather an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank or other nominee or to exercise your subscription rights on your behalf and deliver all documents and payments before 5:00 p.m., New York time, on [                    ], 2010.

•

If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.”

Subscription agent	Continental Stock Transfer & Trust Co.

Information agent	Morrow & Co., LLC

Questions	Questions regarding the rights offering should be directed to Morrow & Co., LLC at (203) 658-9400 for banks and brokers, or (800) 267-0201 for stockholders.

Shares outstanding before the rights offering	[ ] shares as of [ ], 2010.

Shares outstanding after completion of the rights offering	Assuming no outstanding options for our common shares are exercised prior to the expiration of the rights offering and the full $10.0 million is subscribed for, we expect [ ] shares of common stock will be outstanding immediately after completion of the rights offering.

If the maximum [            ] over-allotment shares are issued, we expect [            ] shares of common stock will be outstanding immediately after completion of the rights offering.

Risk factors	Stockholders considering exercising their subscription rights should carefully consider the risk factors described in the section of this prospectus entitled “Risk Factors,” beginning on page 7.

Fees and expenses	We will pay the fees and expenses relating to the rights offering.

Nasdaq Global Select Market trading symbol	The subscription rights are transferable, and we have applied for listing of such rights on the Nasdaq Global Select Market under the symbol [ ]; however, we cannot assure you that a market for the rights will develop.

Shares of our common stock are, and we expect that the shares of common stock to be issued in the rights offering will be, traded on the Nasdaq Global Select Market under the symbol “STLY.” The last reported sales price of our common stock on Nasdaq Global Select Market on [                    ], the record date, was $[            ].

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the specific risks described below, the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended July 3, 2010 and any risks described in our other filings with the Securities and Exchange Commission, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, before making an investment decision. See the section of this prospectus entitled “Where You Can Find More Information.” Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition, results of operations or future prospects to be materially adversely affected. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events and you could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, results of operations or future prospects. Some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see the section of this prospectus entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to the Rights Offering

The price of our common stock is volatile and may decline before or after the subscription rights expire.

The market price of our common stock is subject to fluctuations in response to numerous factors, including factors that have little or nothing to do with us or our performance, and these fluctuations could materially reduce our stock price. These factors include, among other things:

•	actual or anticipated variations in our operating results and cash flow;

•	the nature and content of our earnings releases, and our competitors’ earnings releases;

•	changes in financial estimates by securities analysts;

•	business conditions in our markets and the general state of the securities markets and the market for similar stocks;

•	the number of shares of our common stock outstanding;

•	changes in capital markets that affect the perceived availability of capital to companies in our industry;

•	governmental legislation or regulation;

•	currency and exchange rate fluctuations; and

•	general economic and market conditions, such as recessions.

In addition, the stock market historically has experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock.

When the rights offering is completed, your ownership interest will be diluted if you do not exercise your subscription rights.

To the extent that you do not exercise your rights and shares are purchased by other stockholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after the rights offering will be diluted.

No prior market exists for the subscription rights.

Although we expect that the subscription rights will be traded on the Nasdaq Global Select Market, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you with any assurances as to the liquidity of the trading market for the subscription rights or the market value of the subscription rights. Subject to certain earlier deadlines described in the section entitled “The Rights Offering — Transferability of Subscription Rights,” the subscription rights are transferable until 5:00 p.m., New York time, on [                    ], 2010, the last business day prior to the expiration date of this rights offering (or, if the offer is extended, on the business day immediately prior to the extended expiration date), at which time they will be no longer transferable. The subscription agent will only facilitate subdivisions or transfers of the physical subscription rights certificates until 5:00 p.m., New York time, on [                    ], 2010, three business days prior to the scheduled expiration date. If you wish to sell your subscription rights but such subscription rights cannot be sold, or if you provide the subscription agent with instructions to exercise the subscription rights and your instructions are not timely received by the subscription agent or if you do not provide any instructions to exercise your subscription rights, then the subscription rights will expire and will be void and no longer exercisable.

The subscription price determined for the rights offering is not necessarily an indication of the fair value of our common stock.

The subscription price is $[            ] per share. The subscription price was determined by our board of directors. Factors considered by the board of directors included the strategic alternatives to our Company for raising capital, the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices of our common stock, the business prospects of our Company and the general condition of the securities market. We cannot assure you that the market price for our common stock during the rights offering will be equal to or above the subscription price or that a subscribing owner of rights will be able to sell the shares of common stock purchased in the rights offering at a price equal to or greater than the subscription price.

You may not revoke your subscription exercise and you could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise of such rights. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price, in which case you will have an immediate, unrealized loss. We cannot assure that, following the exercise of your rights, you will be able to sell your shares of common stock at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common stock. Until the shares are delivered to you, you will not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased pursuant to the basic subscription privilege will be delivered promptly after expiration of the rights offering; certificates representing shares of our common stock purchased pursuant to the over-subscription privilege will be delivered promptly after expiration of the rights offering and after all pro rata allocations and adjustments have been completed. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “STLY,” and the last reported sales price of our common stock on Nasdaq on the record date of [                    ], 2010, was $[            ] per share. Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the subscription price you paid for such shares.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

Subscription rights holders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before [                    ], 2010, the expiration date of the rights offering, unless extended. If you are a beneficial owner of shares, but not a record holder, you must act promptly to ensure that your broker, bank, or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. We will not be responsible if your broker, custodian, or nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Significant sales of subscription rights and our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for the subscription rights and our common stock.

The sale of substantial amounts of the subscription rights and our common stock could adversely affect the price of these securities. Sales of substantial amounts of our subscription rights and our common stock in the public market, and the availability of shares for future sale, including up to [            ] shares of our common stock to be issued in the rights offering, and [            ] shares of our common stock issuable as of [                    ], 2010, upon exercise of outstanding options to acquire shares of our common stock under the Company’s stock incentive plans, could adversely affect the prevailing market price of our common stock and the subscription rights and could cause the market price of our common stock to remain low for a substantial amount of time. Additional options may also be granted under the Company’s incentive plans. We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares and subscription rights were attempted to be sold within a short period of time, the market for our shares and the subscription rights would be adversely affected. It is also unclear whether or not the market for our common stock (and any market that develops for our subscription rights) could absorb a large number of attempted sales in a short period of time, regardless of the price at which they might be offered. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock and the subscription rights and our ability to raise additional capital.

If the rights offering is not fully subscribed, Third Avenue Management LLC may increase its ownership percentage.

On the record date of the rights offering, the various funds and accounts managed by Third Avenue Management LLC (together, “Third Avenue”) collectively beneficially owned [    ]% of our outstanding shares. As a stockholder as of the record date, Third Avenue will have the right to subscribe for and purchase shares of our common stock under both the basic subscription privilege and the over-subscription privilege of the rights offering. Third Avenue has indicated to us that it intends to elect to participate in the rights offering and to elect to subscribe for additional shares pursuant to the over-subscription privilege. However, there is no guarantee or commitment that Third Avenue will ultimately decide to exercise any of its rights, including its basic or over-subscription rights. If Third Avenue and Albert and Glenn Prillaman are the only stockholders who exercise their rights in the rights offering, the ownership percentage of Third Avenue would increase to approximately [    ]% and Third Avenue would be able to exercise substantial control over matters requiring stockholder approval. Your interests as a holder of common stock may differ from the interests of Third Avenue.

We may use the proceeds of this rights offering in ways with which you may disagree.

We intend to use the net proceeds of this offering for working capital and general corporate purposes, including to provide funding that may be needed during 2011 to complete our restructuring plan announced in

May 2010. Accordingly, we will have significant discretion in the use of the net proceeds of this offering, and it is possible that we may allocate the proceeds differently than investors in this offering desire, or that we will fail to maximize our return on these proceeds. You will be relying on the judgment of our management with regard to the use of the proceeds from the rights offer, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. For more information, see the section entitled “Use of Proceeds.”

We may cancel the rights offering at any time, and neither we nor the subscription agent will have any obligation to you except to return your exercise payments.

We may, in our sole discretion, decide not to continue with the rights offering or cancel the rights offering. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

The rights offering does not have a minimum amount of proceeds, which means that if you exercise your rights, you may acquire additional shares of our common stock when we may require additional capital.

There is no minimum amount of proceeds required to complete the rights offering. In addition, an exercise of your subscription rights is irrevocable. Therefore, if you exercise the basic subscription privilege or the over-subscription privilege, but we do not raise the desired amount of capital in this rights offering and the rights offering is not fully subscribed, you may be investing in a company that may require additional capital.

The rights offering may limit our ability to use some or all of our net operating loss carryforwards.

As a result of our anticipated operating loss for 2010, we expect to have net operating loss (“NOL”) carryforwards for federal income tax purposes. Our ability to utilize our NOL carryforwards to reduce taxable income in future years could become subject to significant limitations under Section 382 of the Internal Revenue Code if we undergo an ownership change. We would undergo an ownership change if, among other things, the stockholders who own or have owned, directly or indirectly, five percent (5%) or more of our common stock, or are otherwise treated as five percent (5%) stockholders under Section 382 and the regulations promulgated thereunder, increase their aggregate percentage ownership of our stock by more than 50 percentage points over the lowest percentage of the stock owned by these stockholders at any time during the testing period, which is generally the three-year period preceding the potential ownership change. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carryforwards. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL carryforwards.

The rights offering is not currently expected to result in an ownership change, but it may increase the likelihood that we may undergo an ownership change for purposes of Section 382 of the Internal Revenue Code in the future, which would limit our ability to use any NOL carryforwards as described above. Moreover, no assurances can be given that an ownership change under Section 382 of the Internal Revenue Code has not occurred prior to the rights offering or will not occur as a result of the rights offering.

Risks Relating to the Ownership of Our Common Stock

Only a limited market exists for our common stock which could lead to price volatility.

The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market of our common stock.

Concentrated ownership of our common stock creates a risk of sudden change in our share price and the ability to influence all matters requiring stockholder approval.

Investors who purchase our common stock may be subject to certain risks due to the concentrated ownership of our common stock. We have several stockholders that beneficially own more than 5% of our outstanding stock, who we refer to as “significant stockholders.” As of the record date, these significant stockholders collectively owned more than [    ]% of our outstanding common stock (based solely on the Schedules 13D and 13G filed by these holders before the record date). As of the record date, our largest stockholder, Third Avenue, owned approximately [    ]% of our outstanding shares. The sale by any of these significant stockholders of a substantial portion of that stockholder’s holdings could have a material adverse effect on the market price of our common stock. One or more of these significant stockholders may also be able to influence the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. This concentration of ownership may delay or prevent a change of control of us at a premium price if one or more of these stockholders oppose it, even if it would benefit our other stockholders.

Provisions in our charter documents and under Delaware law may prevent or frustrate attempts by our stockholders to change our management and hinder efforts to acquire a controlling interest in us.

Provisions of our corporate charter and bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:

•	a classified board of directors;

•	limitations on the removal of directors;

•	advance notice requirements for stockholder nominations;

•	the inability of stockholders to call special meetings; and

•	the ability of our board of directors to designate the terms of and issue new series of blank check preferred stock without stockholder approval.

In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years has owned, 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent a change in control of our company.

Risks Related to Our Business

Our restructuring plan announced in May 2010 may not be successful, and will increase our reliance on foreign sourcing.

As part of a major restructuring plan, we are transitioning the manufacturing of the Stanley Furniture adult product line from our Stanleytown, Virginia facility to strategic off-shore vendors in an effort to return the Company to profitability. Our Stanleytown facility will become a warehouse and distribution center and will also provide certain domestic assembly and finish processing capabilities. These restructuring efforts may not be successful, and we may not be able to realize the cost savings and other anticipated benefits. The transition could disrupt our operations and could affect our ability to meet product demand which may in turn negatively impact existing customer relationships and result in the loss of market share. Since our restructuring plan will increase our dependence on foreign off-shore vendors, it will exacerbate the risk factors described below regarding our reliance on foreign sourcing. Also, it is possible that the cost of our restructuring efforts will be higher than we anticipate. Additionally, we cannot guarantee that we will not have to undertake additional restructuring activities. Any of these occurrences may have a material and adverse impact on our liquidity, results of operations and our financial condition.

We may not be able to sustain sales and earnings levels due to economic downturns.

The furniture industry historically has been cyclical in nature and has fluctuated with economic cycles including the current economic recession. During economic downturns, the furniture industry tends to experience longer periods of recession and greater declines than the general economy. We believe that the industry is significantly influenced by economic conditions generally and particularly by housing activity, consumer confidence, the level of personal discretionary spending, demographics and credit availability. These factors not only affect the ultimate consumer, but also impact furniture retailers, which are our primary customers. As a result, a worsening of current conditions could further lower our sales and earnings. In addition, the current economic recession may result in permanent changes in consumer preferences and behavior which could result in a contraction of our market segment resulting in lower sales and earnings levels for the long term.

Business failures, or the loss, of large customers could result in a decrease in our future sales and earnings.

Although we have no customers that individually represent 10% or more of our total annual sales, the possibility of business failures, or the loss, of large customers could result in a decrease of our future sales and earnings. Lost sales may be difficult to replace and any amounts owed to us may become uncollectible.

We may not be able to sustain current sales and earnings due to the actions and strength of our competitors.

The furniture industry is very competitive and fragmented. We compete with many domestic and foreign manufacturers. Competition from foreign producers has increased dramatically in recent years, with most residential wood furniture sold in the United States now coming from imports. These foreign producers typically have lower selling prices due to their lower operating costs. Some competitors have greater financial resources than we have and often offer extensively advertised, well-recognized, branded products. As a result, we are continually subject to the risk of losing market share, which may lower our sales and earnings.

Our strategy to transition Young America Products (infant and youth furniture) to our domestic manufacturing facilities has, and will in the near term, increase operating expenses. If we are not successful in the implementation of this strategy, we may continue to experience significant disruptions to our operations that may result in a decline in revenues in addition to a continued increase in operating expenses.

We believe our decision to bring all Young America production back to our domestic manufacturing facilities was necessary to regain control of the entire production process so that we can reposition Young America as the trusted childrens’ furniture brand for safety, broad selection, quick delivery and environmental commitment. This transition has, and will in the near term, increase operating expenses due to the disruption caused by the transition of approximately one-third of our Young America product line from offshore sourcing to our Robbinsville, North Carolina facility. We expect the long-term effect to be beneficial as we distinguish our Young America product line from the competition in the marketplace. If we are unsuccessful in implementing this strategy, we may continue to experience significant disruptions in our operations that may result in a decline in revenues in addition to a continued increase in operating expenses.

As a result of our reliance on foreign sourcing:

•	Our ability to service customers could be adversely affected and result in lower sales and earnings.

Our sourcing partners may not supply goods that meet our manufacturing, quality or safety specifications, in a timely manner and at an acceptable price. We may reject goods that do not meet our specifications and may need to find alternative sourcing arrangements at a higher cost, or may be forced to discontinue the product. Also, delivery of goods from our foreign sourcing partners may be delayed due to manufacturing interruptions at their facilities, as well as for reasons not typically encountered with domestic manufacturing or sourcing, such as shipment delays caused by customs or labor issues.

•	Changes in political, economic and social conditions, as well as laws and regulations, in the countries from which we source products could adversely affect us.

Foreign sourcing is subject to political and social instability in countries where our sourcing partners are located. This could make it more difficult for us to service our customers. Also, significant fluctuations of foreign exchange rates against the value of the U.S. dollar could increase costs and decrease earnings. In addition, an outbreak of the avian flu or similar epidemic in Asia or elsewhere may lower our sales and earnings by disrupting our supply chain in the countries impacted.

•	International trade policies of the United States and countries from which we source products could adversely affect us.

Imposition of trade sanctions relating to imports, taxes, import duties and other charges on imports could increase our costs and decrease our earnings.

We may experience a decrease in revenues, as well as asset impairment or other charges, if our strategy to transition Young America products to our domestic manufacturing is not successful.

If we do not achieve operating efficiencies sufficient to profitably manufacture our Young America product line domestically, or if our marketing strategy for this product line is unsuccessful, we would need to reposition our Young America product line, consider closing our Robbinsville facility and transitioning manufacture of Young America products to other sources. In this event, we could experience a decrease in revenues, as well as asset impairment or other restructuring charges. In addition, if any of these actions are necessary, they could affect our ability to meet product demand which may in turn negatively impact customer relations and result in loss of market share.

We may not be able to renegotiate financial covenants that become effective under our long term debt in the third quarter of 2011. In this event, we would need to use cash on hand or obtain other financing to repay this debt and pay yield maintenance amounts required in connection with pre-payment.

In connection with the rights offering, we approached the lenders under our long term debt about revising the financial covenants that become effective in the third quarter of 2011. Based on these discussions, we believe we may not be able to negotiate revisions to these financial covenants. In this event, we will need to use cash on hand or seek other financing to repay these lenders on or before July 1, 2011 and pay yield maintenance amounts required in connection with pre-payment. If we use cash on hand to repay our long term debt, it will reduce cash available for other purposes including to support our restructuring plan. We cannot assure you that cash on hand in July 2011 will be sufficient to repay our long term debt and support operations, or even to repay our long term debt. In this event, we would need to obtain other financing. We cannot assure you that other financing will be available on terms acceptable to us or at all.

We may not be able to obtain sufficient quantities of quality raw materials in a timely manner, which could result in a decrease in our sales and earnings.

Because we are dependent on outside suppliers for all of our raw material needs, we must obtain sufficient quantities of quality raw materials from our suppliers at acceptable prices and in a timely manner. We have no long-term supply contracts with our key suppliers. Unfavorable fluctuations in the price, quality and availability of these raw materials could negatively affect our ability to meet demands of our customers and could result in a decrease in our sales and earnings.

We may not be able to maintain or to raise prices in response to inflation and increasing costs.

Future market and competitive pressures may prohibit us from raising prices to offset increased raw material costs, freight costs and other inflationary items. This could lower our earnings.

Failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner could result in a decrease in our sales and earnings.

Residential furniture is a highly styled product and is subject to rapidly changing consumer trends and tastes. If we are unable to predict or respond to changes in these trends and tastes in a timely manner, we may lose sales and have to sell excess inventory at reduced prices. This could lower our sales and earnings.

Future cost of compliance with environmental, safety and health regulations could reduce our earnings.

We are subject to federal, state and local laws and regulations in the areas of safety, health and environmental protection. The timing and ultimate magnitude of costs for compliance with environmental, health and safety regulations are difficult to predict and could reduce our earnings.

Extended business interruption at our manufacturing facilities could result in reduced sales.

Furniture manufacturing creates large amounts of highly flammable wood dust. Additionally, we utilize other highly flammable materials such as varnishes and solvents in our manufacturing processes and are therefore subject to the risk of losses arising from explosions and fires. Our inability to fill customer orders during an extended business interruption could negatively impact existing customer relationships resulting in the loss of market share.

USE OF PROCEEDS

Although the actual amount will depend on participation in the rights offering, we expect that the gross proceeds from the rights offering will be approximately $10.0 million. If there are not enough unsubscribed shares to honor all requests under the over-subscription privilege, we may, in our discretion, issue up to an additional [            ] over-allotment shares to honor requests under the over-subscription privilege. If all [            ] over-allotment shares are issued, we expect the gross proceeds from the rights offering to be approximately $12.0 million. We intend to use the proceeds of the rights offering to provide additional liquidity for working capital and general corporate purposes, including to provide funding that may be needed during 2011 to complete our restructuring plan announced in May 2010. We may also use proceeds to pay a portion of our long-term debt if we are not able to renegotiate covenants that become effective in the third quarter of 2011 and are unable to obtain other financing and do not otherwise have sufficient cash on hand.

CAPITALIZATION

The following table describes capitalization as of July 3, 2010, on an actual basis and as adjusted to give effect to the rights offering, assuming gross proceeds from the rights offering of $10.0 million and before deducting the estimated offering expenses. As adjusted balances are subject to change based upon final participation in the rights offering. You should read this table together with the information under the heading “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our unaudited consolidated financial statements and related notes and other financial information in our Quarterly Report on Form 10-Q for the quarter ended July 3, 2010 incorporated into this prospectus by reference.

	As of July 3, 2010
	Actual (unaudited)	As Adjusted (unaudited)
	(Dollars in thousands)
Cash	$18,866	$28,866

Total current liabilities	$25,387	$25,387
Long-term debt, exclusive of current maturities	11,172	11,172
Equity
Common stock, $.02 par value, 25,000,000 shares authorized and 10,344,679 issued and outstanding	207	[	]
Capital in excess of par value	2,431	[	]
Retained Earnings	60,320	60,320
Accumulated other comprehensive loss	(135)	(135)
Total stockholders’ equity	62,823	72,823
Total capitalization	$99,382	$109,382

THE RIGHTS OFFERING

The Subscription Rights

We are distributing, at no charge, to the record holders of our shares of common stock as of [                    ], 2010, the record date, transferable subscription rights to purchase shares of our common stock at a subscription price of $[            ] per share. The subscription rights will entitle the holders of our common stock to purchase approximately [            ] shares of our common stock.

Each eligible holder of record of shares of our common stock will receive one subscription right for each share of common stock owned by such holder as of 5:00 p.m., New York time, on the record date. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.

We intend to keep the rights offering open until [                    ], 2010, unless our board of directors, in its sole discretion, extends such time.

Basic Subscription Privilege

With your basic subscription privilege, each right entitles you to purchase [            ] shares of our common stock, upon delivery of the required documents and payment of the subscription price of $[            ] per share, prior to the expiration of the rights offering. You will receive one subscription right for each share of our common stock you owned as of 5:00 p.m., New York time, on the record date. You may exercise all or a portion of your basic subscription privilege; however, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase shares under your over-subscription privilege.

We will not issue fractional shares of common stock in the rights offering, and holders will only be entitled to purchase a whole number of shares of common stock, rounded down to the nearest whole number a holder would otherwise be entitled to purchase, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Over-Subscription and Over-Allotment Privilege

If you purchase all of the shares of our common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of the shares of our common stock that are not purchased by other stockholders through the exercise of their respective basic subscription privileges. If sufficient shares of common stock are available, we will seek to honor the over-subscription requests in full. If, however, over-subscription requests exceed the number of shares of common stock available, we will allocate the available shares of common stock pro rata among each person property exercising the over-subscription privilege in proportion to the number of shares of common stock each person subscribed for under the basic subscription privilege. If this pro rata allocation results in any person receiving a greater number of shares of common stock than the person subscribed for pursuant to the exercise of the over-subscription privilege, then such person will be allocated only that number of shares for which the person over-subscribed, and the remaining shares of common stock will be allocated among all other persons exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated or all over-subscription requests have been fulfilled, whichever occurs earlier.

If there are not enough unsubscribed shares to honor all requests under the over-subscription privilege, we may, in our discretion, issue up to an additional [            ] over-allotment shares to honor requests under the over-subscription privilege, subject to the same terms and conditions of this rights offering.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offer. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offer, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you (i.e., for the maximum number of shares of common stock available to you, assuming you exercise all of your basic subscription privilege and are allotted the full amount of your over-subscription as elected by you).

We can provide no assurance that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription privilege if all of our stockholders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent a sufficient amount of shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.

To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty. To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Delivery of Shares of Common Stock Acquired in the Rights Offering

If you purchase shares in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate evidencing the new shares purchased as soon as practicable after the completion of the rights offering. One stock certificate will be generated for each rights certificate processed. Until your stock certificate is received, you may not be able to sell the shares of common stock acquired in the rights offering. If, as of the record date, your shares were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offer, you will not receive stock certificates for your new shares. Your custodian bank, broker, dealer or other nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the completion of the rights offering.

Reasons for the Rights Offering

Prior to approving the rights offering, our board of directors carefully considered our current and expected liquidity requirements in light of our restructuring plan announced in May 2010, our expected results of operations, current market conditions, and business and capital-raising opportunities, as well as the dilution of the ownership percentage of the current holders of our common stock that may be caused by the rights offering if they do not exercise their rights in full.

After weighing the factors discussed above and the effect of the $10.0 million in additional capital, before expenses, that may be generated by the sale of shares pursuant to the rights offering, our board of directors determined that the rights offering is in the best interests of the Company and its stockholders. Although we believe that the rights offering will strengthen our financial condition, the board of directors is not making any recommendation as to whether you should exercise your subscription rights.

Effect of Rights Offering on Existing Stockholders

The ownership interests and voting interests of the existing stockholders that do not fully exercise their basic subscription privileges will be diluted.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders

If you hold certificates of shares of our common stock, the number of rights you may exercise pursuant to the basic subscription privilege will be indicated on the rights certificate delivered to you. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full subscription payment, to the subscription agent at the address set forth below in this section under the heading “Subscription Agent,” prior to the expiration of the rights offering.

Subscription by DTC Participants

We expect that the exercise of your subscription rights may be made through the facilities of DTC. If your subscription rights are held of record through DTC, you may exercise your subscription rights by instructing DTC, or having your broker instruct DTC, to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your full subscription payment.

Subscription by Beneficial Owners

If you are a beneficial owner of our shares of common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, one subscription right will be issued to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your broker, dealer, custodian bank or other nominee, you should promptly contact your broker, dealer, custodian bank or other nominee in order to subscribe for shares of our common stock in the rights offering.

If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., New York time, [                    ], 2010 expiration date we have established for the rights offering.

Payment Method for Registered Holders

As described in the instructions accompanying the rights certificate, payments must be made in full in United States dollars for the full number of shares of our common stock for which you are subscribing by cashier’s or certified check drawn upon a United States bank payable to the subscription agent at the address set forth below in this section under the heading “Subscription Agent.”

Personal checks are not accepted. Payment received after the expiration of the rights offering may not be honored, and the subscription agent will return your payment to you promptly, without interest or penalty.

You should read and follow the delivery and payment instructions accompanying the rights certificate. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO STANLEY FURNITURE COMPANY, INC. Except as described below under “— Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and other subscription documents and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send subscription materials and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the rights offering.

Unless a rights certificate provides that the shares of our common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Program Medallion Signature Program or the Stock Exchange Medallion Program, subject to any standards and procedures adopted by the subscription agent.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If the subscription agent does not apply your full subscription payment to your purchase of our shares of common stock, any excess subscription payment received by the subscription agent will be returned promptly, without interest or penalty.

Expiration Date and Amendments

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., New York time, on [                    ], 2010, which is the expiration of the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of common stock to you if the subscription agent receives your rights certificate and subscription payment after that time, regardless of when the rights certificate and subscription payment were sent by you, unless you send the documents in compliance with the guaranteed delivery procedures described below. We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. We may extend the expiration of the rights offering by giving oral or written notice to the subscription agent prior to the expiration of the rights offering. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York time, on the next business day after the most recently announced expiration of the rights offering. We reserve the right to amend or modify the terms of the rights offering.

Subscription Price

The subscription price was determined by our board of directors. Factors considered by our board of directors included the strategic alternatives to our Company for raising capital, the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices of our common stock, the business prospects of our Company and the general condition of the securities market. We cannot assure you that the market price for our common stock during the rights offering will be equal to or above the subscription price or that a subscribing owner of rights will be able to sell the shares of common stock purchased in the rights offering at a price equal to or greater than the subscription price.

We urge you to obtain a current quote for our common stock before exercising your subscription rights.

Conditions, Withdrawal and Termination

We reserve the right to withdraw the rights offering prior to the expiration of the rights offer for any reason. We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancellation, and all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Subscription Agent

The subscription agent for this offering is Continental Stock Transfer & Trust Co. The address to which subscription documents, rights certificates, notices of guaranteed delivery and subscription payments should be mailed or delivered is:

Continental Stock Transfer & Trust Co.

Attn: Reorganization Department

17 Battery Place – 8th Floor

New York, NY 10004

You are solely responsible for completing delivery to the subscription agent of your subscription materials. The subscription materials are to be received by the subscription agent on or prior to 5:00 p.m., New York time, on [                    ], 2010. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent. If you deliver subscription materials in a manner different from those described in this prospectus, we may not honor the exercise of your subscription rights.

Information Agent

We have appointed Morrow & Co., LLC as information agent for the rights offering. Any questions regarding the Stanley Furniture Company, Inc. rights offering or requests for additional copies of documents may be directed to Morrow & Co. at (203) 658-9400 for banks and brokers, or (800) 267-0201 for stockholders, Monday through Friday (except bank holidays), between [        ] a.m. and [        ] p.m., New York time.

Fees and Expenses

We will pay all fees charged by the subscription agent and information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

Fractional Shares

We will not issue fractional shares. Fractional shares of common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

You can obtain a signature guarantee from a financial institution — such as a commercial bank, savings, bank, credit union or broker dealer — that participates in one of the Medallion signature guarantee programs. The three Medallion signature guarantee programs are the following:

•	Securities Transfer Agents Medallion Program (STAMP) whose participants include more than 7,000 U.S. and Canadian financial institutions.

•	Stock Exchanges Medallion Program (SEMP) whose participants include the regional stock exchange member firms and clearing and trust companies.

•	New York Stock Exchange Medallion Signature Program (MSP) whose participants include NYSE member firms.

If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion Guarantee would be a bank, savings and loan association, brokerage firm, or credit union with whom you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee the signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

Notice to Nominees

If you are a broker, dealer, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should submit information and payment for shares. We expect that the exercise of subscription rights on behalf of beneficial owners may be made through the facilities of DTC. You may exercise individual or aggregate beneficial owner subscription rights by instructing DTC to transfer subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights exercised and the number of common shares subscribed for under the basic subscription privilege and the over-subscription privilege, if any, and your full subscription payment.

Beneficial Owners

If you do not hold certificates for shares of our common stock, you are a beneficial owner of our shares of our common stock. Instead of receiving a rights certificate, you will receive your subscription rights through a broker, dealer, custodian bank or other nominee. We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering.

You should contact your broker, dealer, custodian bank or other nominee if you do not receive information regarding the rights offering, but believe you are entitled to subscription rights. We are not responsible if you do not receive notice by your broker, dealer, custodian bank or other nominee or if you do not receive notice in time to respond to your nominee by the deadline established by the nominee, which may be prior to 5:00 p.m. New York time, on [                    ], 2010.

If you wish to exercise your subscription rights, you will need to have your broker, dealer, custodian bank or other nominee act for you. If you hold certificates for shares of our common stock and received a rights certificate, but would prefer to have your broker, dealer, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transaction for you.

Guaranteed Delivery Procedures

If you wish to exercise subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the subscription agent prior to the expiration of the rights offering, you may exercise your subscription rights by the following guaranteed delivery procedures:

•

deliver to the subscription agent prior to the expiration of the rights offering the subscription payment for each share you elected to purchase pursuant to the exercise of subscription rights in the manner set forth above under “— Payment Method,”

•	deliver to the subscription agent prior to the expiration of the rights offering the form entitled “Notice of Guaranteed Delivery,” and

•

deliver the properly completed rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the subscription agent within three (3) business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Form of Instructions for Use of Stanley Furniture Company, Inc. Subscription Rights Certificates,” which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the subscription agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

•	your name;

•

the number of subscription rights represented by your rights certificate, the number of shares of our common stock for which you are subscribing under your basic subscription privilege, and the number of shares of our common stock for which you are subscribing under your over-subscription privilege, if any; and

•

your guarantee that you will deliver to the subscription agent a rights certificate evidencing the subscription rights you are exercising within three (3) business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under “— Subscription Agent.” Eligible institutions may also alternatively transmit a Notice of Guaranteed Delivery to the subscription agent by facsimile transmission at [            ]. To confirm facsimile deliveries, eligible institutions may call [            ].

The information agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. You should call Morrow & Co., LLC, at (203) 658-9400 for banks and brokers, or (800) 267-0201 for stockholders, to request additional copies of the form of Notice of Guaranteed Delivery.

Transferability of Subscription Rights

The subscription rights are transferable during the course of the subscription period and we have applied for listing of the subscription rights on the Nasdaq Global Select Market under the symbol “[            ]” beginning on or about [                    ], 2010, until 5:00 p.m., New York time, on [                    ], 2010, the last business day prior to the expiration date of this rights offering (or, if the offer is extended, on the business day immediately prior to the extended expiration date). As a result, you may transfer or sell your subscription rights if you do not want to purchase any shares of our common stock. However, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you with any assurances as to the liquidity of the trading market for the subscription rights or the market value of the rights.

Sale of Subscription Rights Through a Broker

If you are a beneficial owner of shares of common stock on the record date or will receive your subscription rights through a broker, custodian bank or other nominee, you must deliver your order to sell to your broker, custodian bank or other nominee such that it will be actually received prior to 4:00 p.m., New York time, on [                    ], 2010, the last business day prior to the [                    ], 2010 expiration date of this rights offering.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Stockholder Rights

You will have no rights as a holder of our shares of common stock you purchase in the rights offering, if any, until certificates representing our shares of common stock are issued to you or until your account at your record holder is credited with shares of common stock purchased in the rights offering. You will have no right to revoke your subscriptions once made in accordance with the procedures set forth in this prospectus.

Foreign Stockholders

We will not mail this prospectus or rights certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior to 11:00 a.m., New York time, at least three business days prior to the expiration of the rights offering of their exercise of such rights, and, with respect to holders whose addresses are outside the United States, provide evidence satisfactory to us, such as a legal opinion from local counsel, that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder.

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional common shares at the subscription price.

Material U.S. Federal Income Tax Consequences

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences.”

Listing

The subscription rights are transferable, and we have applied for listing of such rights on the Nasdaq Global Select Market under the symbol [            ]; however, we cannot assure you that a market for the rights will develop. Shares of our common stock are, and we expect that the shares of common stock to be issued in the rights offering will be, traded on the Nasdaq Global Select Market under the symbol “STLY.” The last reported sales price of our common stock on the Nasdaq Global Select Market on [                    ], 2010 the last practicable date before the filing of this prospectus, was $[            ]. We urge you to obtain a current market price for the shares of our common stock before making any determination with respect to the exercise of your rights.

Outstanding Shares of Common Stock after the Rights Offering

As of [                    ], 2010, [            ] of our shares of common stock were issued and outstanding and there were no rights to purchase shares of our common stock outstanding. Assuming no other transactions by us involving shares of our common stock, and no options for shares of our common stock are exercised, prior to the expiration of the rights offering, if the rights offering is fully subscribed through the exercise of the subscription rights, then an additional [            ] of our shares of common stock will be issued and outstanding after the closing of the rights offering, for a total of [            ] shares of common stock outstanding. If the rights offering is over-subscribed, and we elect to issue the over-allotment shares and the maximum of [            ] over-allotment shares are issued, we expect a total of [            ] shares of common stock will be outstanding immediately after completion of the rights offering. As a result of the rights offering, the ownership interests and voting interests of the existing stockholders that do not fully exercise their basic subscription privileges will be diluted.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material U.S. federal income tax consequences of the receipt and exercise (or expiration) of the subscription rights or, if applicable, the over-subscription privilege, acquired through the rights offering and owning and disposing of the shares of common stock received upon exercise of the subscription rights. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its particular circumstances or to holders that may be subject to special tax rules, including, but not limited to, partnerships or other pass-through entities, banks and other financial institutions, tax-exempt entities, employee stock ownership plans, certain former citizens or residents of the United States, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, brokers, traders in securities that have elected to use the mark-to-market method of accounting, persons holding subscription rights or shares of common stock as part of an integrated transaction, including a “straddle,” “hedge,” “constructive sale” or “conversion transaction,” persons whose functional currency for tax purposes is not the U.S. dollar, and persons subject to the alternative minimum tax provisions of the Code.

This summary applies to you only if you are a U.S. holder (as defined below) and receive your subscription rights in the rights offering, and you hold your subscription rights or shares of common stock issued to you upon exercise of the subscription rights or, if applicable, the over-subscription privilege, as capital assets for tax purposes. This summary does not apply to you if you are not a U.S. Holder.

We have not sought, and will not seek, a ruling from the IRS regarding the federal income tax consequences of the rights offering or the related share issuances. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws.

You are a U.S. holder if you are a beneficial owner of subscription rights or common stock and you are:

•	An individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•

A corporation (or other business entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United Sates, any state thereof or the District of Columbia;

•	An estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

A trust (a) if a court within the United States can exercise primary supervision over its administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the subscription rights or holds the common stock received upon exercise of the subscription rights or, if applicable, the over-subscription privilege, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of receiving and exercising the subscription rights and acquiring, holding or disposing of our common shares.

ACCORDINGLY, EACH RECIPIENT OF RIGHTS IN THE RIGHTS OFFERING SHOULD CONSULT THE RECIPIENT’S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE ISSUANCES THAT MAY RESULT FROM SUCH RECIPIENT’S PARTICULAR CIRCUMSTANCES.

Taxation of Subscription Rights

Receipt of Subscription Rights

Your receipt of subscription rights pursuant to the rights offering should not be treated as a taxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes. Under Section 305 of the Code, a stockholder who receives a right to acquire shares will, in certain circumstances, be treated as having received a taxable dividend in an amount equal to the value of such right. A common stockholder who receives a right to acquire shares of common stock generally will be treated as having received a taxable dividend if such stockholder’s proportionate interest in the earnings and profits or assets of the corporation is increased and any other stockholder receives a distribution of cash or other property. For purposes of the above, “stockholder” includes holders of warrants, options and convertible securities. The application of this rule is very complex and subject to uncertainty. We believe, however, that pursuant to Section 305 of the Code and the Treasury Regulations issued thereunder, the receipt of subscription rights should generally not be taxable to a stockholder.

Tax Basis in the Subscription Rights

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights in proportion to the relative fair market values of the existing shares of common stock and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

However, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights. The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including the trading price thereof.

Exercise of Subscription Rights

Generally, you will not recognize gain or loss on the exercise of a subscription right. Your tax basis in a new share of common stock acquired when you exercise a subscription right will be equal to your adjusted tax basis in the subscription right, if any, plus the subscription price. The holding period of a share of common stock acquired when you exercise your subscription rights will begin on the date of exercise.

Expiration of Subscription Rights

If you allow subscription rights received in the rights offering to expire, you should not recognize any gain or loss for U.S. federal income tax purposes, and you should re-allocate any portion of the tax basis in your existing shares of common stock previously allocated to the subscription rights that have expired to the existing shares of common stock.

Sale or Other Disposition of Subscription Rights

If you sell or otherwise dispose of your subscription rights prior to the expiration date, you will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property you receive and your tax basis, if any, in the subscription rights sold or otherwise disposed of. Any capital gain or loss will be long-term capital gain or loss if the holding period for the subscription rights exceeds one year at the time of disposition. The deductibility of capital losses is subject to limitations under the Code.

Taxation of Shares of Common Stock

Distributions

Distributions with respect to shares of common stock acquired upon exercise of subscription rights will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such shares of common stock and thereafter as capital gain. We currently do not make any cash distributions on our shares of common stock.

Dispositions

If you sell or otherwise dispose of the shares of common stock acquired upon exercise of the subscription rights, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the shares of common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for the shares of common stock is more than one year. Long-term capital gain of an individual is generally taxed at favorable rates. The deductibility of capital losses is subject to limitations.

New Legislation Relating to Foreign Accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities after December 31, 2012. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury to among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, the legislation imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Prospective investors should consult their tax advisors regarding this legislation.

Health Care and Reconciliation Act of 2010

On March 30, 2010, President Obama signed into law the Health Care and Reconciliation Act of 2010, which requires certain U.S. stockholders who are individuals, estates or trusts to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of our common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number (“TIN”), (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

MARKET PRICE OF COMMON STOCK AND DIVIDEND POLICY

Trading Prices

Our common stock trades on the Nasdaq Global Select Market under the symbol “STLY”. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock, as reported on the Nasdaq Global Select Market. The market prices set forth below may not be indicative of the future value of our common stock.

	High	Low
Fiscal Year Ended December 31, 2008
First Quarter	$14.90	$9.39
Second Quarter	12.93	9.30
Third Quarter	11.14	6.79
Fourth Quarter	11.15	5.60
Fiscal Year Ended December 31, 2009
First Quarter	8.59	6.50
Second Quarter	11.10	7.08
Third Quarter	13.48	9.69
Fourth Quarter	11.01	7.13
Fiscal Year Ended December 31, 2010
First Quarter	11.12	7.50
Second Quarter	11.14	4.01
Third Quarter	4.24	3.35
Fourth Quarter (through October 14)	3.71	3.38

On October 14, 2010, the last practicable date before the filing of this prospectus, the reported sales price of our common stock on the Nasdaq Global Select Market was $ 3.60 per share. As of October 14, 2010, there were approximately 195 holders of record.

Dividend Policy

On January 28, 2009, our Board of Directors voted to suspend quarterly cash dividend payments. Our dividend policy and the decision to suspend dividend payments is subject to review and revision by the Board of Directors and any future payments will depend upon our financial condition, our capital requirements and earnings, as well as other factors the Board of Directors may deem relevant.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. You are strongly encouraged, however, to read our restated certificate of incorporation, bylaws and other agreements, copies of which are available from us upon request or may be found in the “Investors” section of our website at www.stanleyfurniture.com under the heading “Investor Relations.”

General

The following description of our capital stock and provisions of our restated certificate of incorporation and bylaws are summaries and are qualified by reference to the restated certificate of incorporation and the bylaws currently in effect. Copies of these documents have been filed with the SEC.

Our authorized capital stock consists of 25,000,000 shares of common stock, of which [            ] shares were outstanding on [                    ], 2010, held by [            ] holders of record, and 1,000,000 shares of blank check preferred stock, of which no shares were outstanding on [                    ], 2010.

Common Stock

Each outstanding share of common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock present or represented by proxy.

Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore. In the event of liquidation, dissolution or winding up of our Company holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of any preferential rights of the holders of the preferred stock. Holders of common stock have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions, and there is no liability for further calls or assessments by the Company.

Preferred Stock

Pursuant to our certificate of incorporation, we are authorized to issue “blank check” preferred stock, which may be issued from time to time in one or more series upon authorization by our Board of Directors. Our Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of the preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for our common stock at a premium or otherwise adversely affect the market price of our common stock.

Anti-Takeover Provisions

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us, and the interested stockholder and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

In addition, our restated certificate of incorporation and bylaws include a number of provisions that may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include:

•	a classified board;

•	a requirement that directors may only be removed for cause and only by an affirmative vote of the holders of a majority of the Company’s voting stock;

•	the board’s authority to designate the rights and preferences of, and issue one or more series of, blank check preferred stock without stockholder approval; and

•	the elimination of the ability of stockholders to call special meetings.

Options

As of [                    ], 2010, options to purchase [            ] shares of our common stock at a weighted average exercise price of $[            ] per share were outstanding.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Co. and its telephone number is [            ].

Nasdaq Global Select Market

Our common stock is listed on the Nasdaq Global Select Market under the symbol “STLY.”

PLAN OF DISTRIBUTION

On or about [                    ], 2010, we will distribute the rights, rights certificates, and copies of this prospectus to individuals who owned shares of common stock on [                    ], 2010. If you wish to exercise your rights and purchase shares of common stock, you should complete the rights certificate and return it with payment for the shares, to the subscription agent Continental Stock Transfer & Trust Co., at the following address:

Continental Stock Transfer & Trust Co.

Attn: Reorganization Department

17 Battery Place – 8th Floor

New York, NY 10004

For more information, see the section of this prospectus entitled “The Rights Offering.” If you have any questions, you should contact the Information Agent, Morrow & Co., LLC, at (203) 658-9400 for banks and brokers, or (800) 267-0201 for stockholders.

We do not know of any existing agreements between any stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the common stock underlying the rights.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement and exhibits, are available to the public at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for information on the operating rules and procedures for the public reference room.

We maintain an Internet site at www.stanleyfurniture.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

This prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules, which may be found at the SEC’s website at www.sec.gov. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved.

We have appointed Morrow & Co., LLC as the information agent for the rights offering. Any questions regarding the Stanley Furniture Company, Inc. rights offering or requests for additional copies of documents may be directed to Morrow & Co., LLC at (203) 658-9400 for banks and brokers, or (800) 267-0201 for stockholders, Monday through Friday (except bank holidays), between [        ] a.m. and [        ] p.m., New York time.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. The following documents filed with the SEC are incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended April 3, 2010 and July 3, 2010;

•	our Current Reports on Form 8-K dated February 3, 2010 (except as to Items 2.02 and 7.01), April 29, 2010, August 2, 2010, August 11, 2010 and September 10, 2010;

•	Form A-812G filed on October 27, 1992; and

•	Form A-812 G/A filed on November 7, 1996.

Any person, including any beneficial owner, to whom this prospectus is delivered may request copies of this prospectus and any of the documents incorporated by reference in this prospectus, without charge, by written or oral request directed to Stanley Furniture Company, Inc., c/o Corporate Secretary, 1641 Fairystone Park Highway, Stanleytown, Virginia 24168, telephone (276) 627-2000. Copies of these filings are available at no cost on our website, www.stanleyfurniture.com or from the SEC through the SEC’s website at the web address provided under the heading “Where You Can Find More Information.” Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

You should rely only on the information in our prospectus, any prospectus supplement, any applicable free writing prospectus and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offering is prohibited by law. You should not assume that the information in this prospectus, any prospectus supplement, any applicable free writing prospectus or any incorporated document is accurate as of any date other than the date of the document.

LEGAL MATTERS

Certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for us by McGuireWoods LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the offering of the securities being registered hereby, all of which shall be borne by the Company. All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$856
Legal fees and expenses *	$100,000
Printing fees and expenses *	$12,000
Accounting fees and expenses *	$17,500
Subscription and information agent fees and expenses *	$16,500
Miscellaneous fees and expenses *	$3,144
Total	$150,000

*	Estimated

Item 15.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a part or is threatened to be made a part to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person identified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that a Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter herein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

The certificate of incorporation and bylaws of the Company provides, in effect, that, to the fullest extent permitted by Delaware General Corporation Law, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described above by reason of the fact that he or she is a director, officer, employee or agent of the Company.

The Company’s certificate of incorporation and bylaws relieve its directors from monetary damages to the Company or its stockholders for breach of such director’s fiduciary duty as a director to the full extent permitted by the Delaware General Corporation Law. Under Section 102(7) of the Delaware General Corporation Law a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the Delaware General Corporation Law imposing certain requirements with respect to stock purchases, redemptions and dividends or (v) for any transaction from which the director derived an improper personal benefit.

The Company has entered into indemnification agreements with each of its directors. The indemnification agreements require the Company, among other things, to indemnify each director to the fullest extent permitted by law for certain expenses incurred in a proceeding arising out of the director’s service as a director of the Company or of another company at the request of the Company.

Item 16.	List of Exhibits.

Exhibit Number	Description

4.1

Restated Certificate of Incorporation of the Registrant as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q (Commission File No. 0-14938) for the quarter ended

July 2, 2005).

4.2	By-laws of the Registrant as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K (Commission File No. 0-14938) filed February 3, 2010).

4.3	Form of Subscription Rights Certificate. *

4.4	Form of Subscription Agent Agreement, by and between Stanley Furniture Company, Inc. and Continental Stock Transfer & Trust Co. *

5.1	Opinion of McGuireWoods LLP as to the validity of the securities registered hereunder. *

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of McGuireWoods LLP (included in Exhibit 5.1). *

24.1	Powers of Attorney (as filed in our Registration Statement on Form S-3 as Exhibit 24.1 on September 10, 2010).

99.1	Form of Instructions as to use of Subscription Rights Certificates. *

99.2	Form of Notice of Guaranteed Delivery. *

99.3	Form of Letter to Stockholders who are Record Holders. *

99.4	Form of Letter to Nominee Holders Whose Clients Are Beneficial Holders. *

99.5	Form of Letter to Clients of Nominee Holders. *

99.6	Form of Beneficial Owner Election Form. *

99.7	Form of Nominee Holder Certification. *

*	Filed herewith.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to the registration statement on Form S-3 on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henry, Virginia, on October 15, 2010.

STANLEY FURNITURE COMPANY, INC.

By:	/s/ GLENN PRILLAMAN
Name:	Glenn Prillaman
Title:	President and Chief Executive Officer (Principal Executive Officer) and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement on Form S-3 on Form S-1 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Albert L. Prillaman	Chairman and Director	October 15, 2010

/s/ GLENN PRILLAMAN Glenn Prillaman	President and Chief Executive Officer (Principal Executive Officer) and Director	October 15, 2010

* Douglas I. Payne	Executive Vice President —Finance and Administration and Secretary (Principal Financial and Accounting Officer)	October 15, 2010

* Robert G. Culp, III	Director	October 15, 2010

Michael P. Haley	Director	October , 2010

* Thomas L. Millner	Director	October 15, 2010

* T. Scott McIlhenny, Jr.	Director	October 15, 2010

*By:	/s/ GLENN PRILLAMAN
Glenn Prillaman Attorney-in-Fact

EXHIBIT INDEX

Exhibit

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Registrant as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q (Commission File No. 0-14938) for the quarter ended July 2, 2005).

4.2	By-laws of the Registrant as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K (Commission File No. 0-14938) filed February 3, 2010).

4.3	Form of Subscription Rights Certificate. *

4.4	Form of Subscription Agent Agreement, dated as of [ ], 2010, by and between Stanley Furniture Company, Inc. and Continental Stock Transfer & Trust Co. *

5.1	Opinion of McGuireWoods LLP as to the validity of the securities registered hereunder. *

23.1	Consent of PricewaterhouseCoopers LLP. *

23.2	Consent of McGuireWoods LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (as filed in our Registration Statement on Form S-3 as Exhibit 24.1 on September 10, 2010).

99.1	Form of Instructions as to use of Subscription Rights Certificates. *

99.2	Form of Notice of Guaranteed Delivery. *

99.3	Form of Letter to Stockholders who are Record Holders. *

99.4	Form of Letter to Nominee Holders Whose Clients Are Beneficial Holders. *

99.5	Form of Letter to Clients of Nominee Holders. *

99.6	Form of Beneficial Owner Election Form. *

99.7	Form of Nominee Holder Certification. *

*	Filed herewith.